Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of DocuSign, Inc. of our report dated March 27, 2023 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in DocuSign, Inc.’s Annual Report on Form 10-K for the year ended January 31, 2023.

/s/ PricewaterhouseCoopers LLP
San Jose, California
March 27, 2023